<PAGE 1>
===========================================================================

                         SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant (X)

Filed by a Party other than the Registrant (_)

Check the appropriate box:

(_)  Preliminary Proxy Statement        (_)  Confidential, for use of the
                                             Commission Only (as permitted
                                             by Rule 14a-6(e)(2))

(_)  Definitive Proxy Statement

(X)   Definitive Additional Materials

(_)  Soliciting Material Pursuant to Section 240.14a-11c or Section
     240.14a-12

                      CONSOLIDATED FREIGHTWAYS, INC.
---------------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)

---------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING Fee (Check the appropriate box):

(X)  No fee required.

(_)  Fee computed on table below per Exchange Act Rules 141-6(i)(4) and 0-
     11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

(_)  Fee paid previously with preliminary materials.

(_) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                                 <PAGE 2>

                             [CNF LETTERHEAD]

Dear Institutional Investor:

An important item on CNF's Annual Meeting Agenda this year is approval of the CNF Transportation Inc. 1997 Equity and Incentive Plan (the "Plan"). Last fall, as you know, we effected a spin-off of CF MotorFreight in order to substantially increase value for our shareholders. The Plan is yet another demonstration of our long-term commitment to building shareholder value. It has been expressly designed to provide the right mix of equity-based incentive compensation arrangements to drive shareholder value after the spin-off, without imposing excessive costs on the shareholders through dilution.

In constructing the Plan, CNF took great care, including seeking counsel from objective, outside advisors, to address issues raised by our recent massive restructuring, as well as concerns of shareholders. An independent compensation consulting firm assisted in designing the Plan. Our proxy solicitors, Georgeson & Company Inc. helped us view the Plan from the perspective of our investors. Richard H. Koppes, the former General Counsel of CalPERS, also reviewed the Plan, and congratulated us in achieving such "success" in our first year as a "new" company. Specifically, Mr. Koppes was impressed that:

-    More incentive pay was put at risk;
-    There is no ability to reprice options;
- Options are tied to performance of the company, which clearly aligns with creation of shareholder value; and
-    The Plan qualifies under IRS 162m provisions

Mr. Koppes alludes to our first year. Indeed, you should keep in mind that, after the spin-off, CNF is essentially a new company. As a new company, the shares reserved in the Plan are only an additional 4.9% of the outstanding. Overall dilution of common stock alone under the Plan and all other existing compensation plans is 11.88% on a fully diluted basis, net of options which expired in March 1997 as a result of the transfer of optionees in the spin-off.

We sincerely appreciate your ownership in CNF and urge you to review our Plan with a clear eye toward the long-term value we believe it will create for you. We hope we can count on your support. If you have any questions, or would like to discuss the matter further, please call me at (415)813-5326, or Henry Schmitt, our Vice President-Corporate Relations, at (415)813-5333.

Sincerely,

/s/Eberhard G. H. Schmoller
Eberhard G. H. Schmoller
Secretary